Exhibit 2

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the “Agreement”), dated as of March 27, 2022 (the “Date Hereof”), is by and between Estate of Nicholas G. Karabots (“Seller”), and AMREP Corporation, an Oklahoma corporation (the “Company” and together with Seller, the “Parties”).

WHEREAS, Seller is the holder of One Hundred Two Thousand (102,000) shares of common stock, par value $.10, of the Company (the “Shares”); and WHEREAS, Seller desires to sell, and the Company desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows as of the Date Hereof:

1.                  Definitions. Capitalized terms shall have the meanings set forth or referred to in this Section, or in the Section in which they first appear in the Agreement.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association or other entity.

“Related Persons” means, collectively, jointly and severally, a Person’s past and present predecessors, successors, Affiliates, direct and indirect subsidiaries, and its and their successors-in-interest, executors, heirs, administrators, receivers, trustees, assigns, assignees, insurers, officers, directors, members (direct and indirect), partners (direct and indirect), owners, past and present shareholders, past and present stockholders, direct and indirect subsidiaries, employees, agents, attorneys, lenders (and agents related thereto) financial and other advisors, accountants, consultants and other representatives.

2.       Purchase of Shares.

2.1       Purchase. At the Closing (as defined below), the Company hereby agrees to purchase from Seller, and Seller hereby agrees to sell, assign and transfer to the Company, all of Seller’s right, title and interest in and to the Shares at the per Share price of $10.45, for an aggregate purchase price of One Million Sixty-Five Thousand Nine Hundred and XX/100ths Dollars ($1,065,900.00) (the “Purchase Amount”), free and clear of all liens, claims, pledges, security interests, options, purchase rights, charges, restrictions and encumbrances of any kind. The Purchase Amount shall be paid in cash by wire transfer of immediately available funds to the account to be designated in writing by Seller prior to the Closing.

2.2       Closing. The closing of the purchase of the Shares pursuant to this Agreement (the "Closing") shall take place at the offices of the Company, 850 West Chester Pike, Suite 205, Havertown, PA 19083 on March 28, 2022 (the "Closing Date"). On the day of Closing, Seller shall cause its broker to deliver the Shares to Computershare, N.A. ("Computershare"), which delivery may be made through the facilities of the Depository Trust Company Deposit or Withdrawal at Custodian ("DWAC") system. If delivery of the Shares is made by DWAC, the Company shall notify Computershare of the broker name, phone number and number of shares of Shares to be transferred and shall instruct Computershare to accept the DWAC.

3.       Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to the Company as of the Date Hereof and as of the Closing Date, each of which shall survive the closing of the transactions contemplated by this Agreement:

3.1       Ownership of Shares; Title. Seller is the sole record and beneficial owner of the Shares free and clear of all liens, claims, pledges, security interests, options, purchase rights, charges, restrictions and encumbrances of any kind. Seller is not a party to or bound by any agreement, obligation, commitment, order, judgment or decree which prohibits the execution of this Agreement by Seller, or which would prohibit or restrict in any manner the transfer of the Shares in the manner contemplated hereby.

3.2       Authority. Seller is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the requisite legal capacity and full power and authority to execute, deliver and perform Seller’s obligations under this Agreement. Such execution, delivery and performance have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Other than filings required under the Securities Exchange Act of 1934, as amended, neither the execution and delivery by Seller of this Agreement, nor the performance of the transactions performed hereunder by Seller, will require any filing under, consent, renegotiation or approval by, or conflict with, result in any breach of or constitute a default under (i) any provision of any law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court or other governmental authority to which Seller is subject. (ii) the constituent documents of Seller, or (iii) any contract, instrument, governmental permit or other document to which Seller is subject.

3.3       Experience. By reason of Seller’s business or financial experience or the business or financial experience of Seller’s professional advisers, Seller has the capacity to protect Seller’s own interests in connection with the sale of the Shares to the Company. Seller acknowledges that it is a sophisticated investor engaged in the business of assessing and assuming investment risks with respect to securities, including securities such as the Shares. Seller is capable of evaluating the potential risks and benefits of the sale hereunder of the Shares.

3.4       Information. Seller understands, acknowledges and agrees that the Company is privy to material non-public information regarding the Company (the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as Seller, when making investment disposition decisions, including the decision to enter into this Agreement, and Seller’s decision to enter into this Agreement is being made with full recognition and acknowledgment that the Company is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Seller. Seller acknowledges that Seller is selling the Shares to the Company pursuant to this Agreement without any reliance on the Company, Seller has received all of the information that Seller considers necessary or appropriate for deciding whether to sell the Shares hereunder. Seller has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and to seek from the Company such additional information as Seller has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to Seller by or on behalf of the Company. Neither the Company nor any of the Company’s Related Persons shall have any liability to Seller or any of Seller’s Related Persons, and Seller waives and releases any claim, or potential claim that it might have against, and covenants not to sue, the Company or any of the Company’s Related Persons, whether under applicable securities laws or otherwise, with respect to the nondisclosure of Non-Public Information in connection with the transactions contemplated hereby. Seller and the Company understand and acknowledge that neither Party would enter into this Agreement in the absence of the representations and warranties set forth in this Section 3, and that such representations and warranties are a fundamental inducement to the Parties in entering into this Agreement.

3.5       Independent Counsel and Advisors. Seller hereby acknowledges that Seller has had sufficient time and opportunity in which to consider the terms of this Agreement and to consult with an attorney and tax and financial advisors of Seller’s own choosing concerning the terms hereof and any tax consequences of the transactions contemplated hereby. Seller further acknowledges that Seller has read and understands the terms of this Agreement, that it represents the product of arms’ length bargaining between the Parties, that Seller signs it voluntarily and without coercion.

3.6       No Brokers or Finders. Seller has not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of Seller, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

4.       Representations and Warranties of Seller. The Company hereby makes the following representations and warranties to the Seller as of the Date Hereof and as of the Closing Date, each of which shall survive the closing of the transactions contemplated by this Agreement:

4.1       Authority. The Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the requisite legal capacity and full power and authority to execute, deliver and perform the Company’s obligations under this Agreement. Such execution, delivery and performance have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Neither the execution and delivery by the Company of this Agreement, nor the performance of the transactions performed hereunder by the Company, will require any filing under, consent, renegotiation or approval by, or conflict with, result in any breach of or constitute a default under (i) any provision of any law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court or other governmental authority to which the Company is subject, (ii) the constituent documents of the Company, or (iii) any contract, instrument, governmental permit or other document to which the Company is subject.

4.2       Information. The Company’s reports and other filings made with the Securities and Exchange Commission since April 30, 2021 (the “Company SEC Reports”) at the time they were filed, conformed in all material respects to the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended , as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, and did not, at the time they were filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made therein, not misleading.

5.       Expenses and Cooperation. Each Party shall bear all of its own expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby. Each Party shall, on the reasonable request and at the sole cost and expense of the other Party, take, execute, acknowledge and deliver all such further acts, documents and instruments necessary to give full effect to this Agreement or acknowledge the agreements concluded or contained in this Agreement.

6.       Indemnification. Seller shall defend, indemnify and hold harmless the Company and the Company’s Related Persons from and against any and all actions, suits, claims, demands, debts, complaints, bills, diminution in value of property, security interests, judgments, liabilities or obligations of any kind whatsoever, in law or equity, and causes of action of every kind and nature. or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’, accountants’, and other professionals’ and consultants’ fees and expenses) (and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers that are incurred by the Company and the Company’s Related Persons) that arise out of or result from a breach by Seller or any of its Related Persons of any representation, warranty, agreement, covenant or obligation under this Agreement. The Company shall defend, indemnify and hold harmless the Seller and the Seller’s Related Persons from and against any and all actions, suits, claims, demands, debts, complaints, bills, diminution in value of property, security interests, judgments, liabilities or obligations of any kind whatsoever, in law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’, accountants’ and other professionals’ and consultants’ fees and expenses) (and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers that are incurred by the Seller and the Seller’s Related Persons) that arise out of or result from a breach by the Company or any of its Related Persons of any representation, warranty, agreement, covenant or obligation under this Agreement.

7.       Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Pennsylvania. Any legal suit, action or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States located in the city of Philadelphia, Pennsylvania or the courts of the Commonwealth of Pennsylvania located in Delaware County, Pennsylvania, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

8.       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested; or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or to such other address that may be designated by a Party from time to time in accordance with this Section 7):

•	Seller: P.O. Box 736, 40 East Skippack Pike, Fort Washington, PA 19036.
•	Company: 850 West Chester Pike, Suite 205, Havertown, PA 19083.

9.       Miscellaneous.

9.1       Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. Each Party and its counsel has reviewed this Agreement and has participated in its drafting and, accordingly, no Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting Party in any interpretation of this Agreement.

9.2       Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. Any purported assignment or delegation in violation of this paragraph shall be null and void. No assignment or delegation shall relieve any Party of any of its obligations hereunder.

9.3       Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.4       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.5       Attorneys’ Fees. In the event that any Party institutes any legal suit, action or proceeding against any other Party arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

9.6       Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) “may” means has the right, but not the obligation to do something and “may not” means does not have the right to do something; (c) “will” and “shall” are expressions of command and not merely expressions of future intent or expectation; (d) “written” or “in writing” is used for emphasis in certain circumstances, but that will not derogate from the general application of the notice requirements set forth in Section 7 in those and other circumstances; (e) singular use of words shall include the plural and vice versa; (f) use of a specific gender imports the other gender(s); (g) unless the context expressly provides otherwise, any approval, determination, election or authorization required to be obtained from a Party shall be at such Party’s sole discretion; (h) any reference to a number of days shall refer to calendar days; (i) the word “or” is not exclusive; and (j) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections refer to the Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to any law means such law as amended, modified, codified, replaced or reenacted. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The Parties intend that each representation, warranty, acknowledgement, agreement and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, acknowledgement, agreement or covenant contained herein in any respect, the fact that there exists another representation, warranty, acknowledgement, agreement or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, acknowledgement, agreement or covenant.

9.7       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Either Party may copy this completed Agreement for electronic storage, at which time the paper form of this Agreement may be destroyed. Each Party agrees that following the electronic storage of this Agreement, any hardcopy printout of that electronically stored information will constitute an original of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Common Stock Purchase Agreement to be duly executed by its authorized representative as of the Date Hereof.

Estate of Nicholas G. Karabots

By: /s/ Williams J. Bonner, Jr.

Name: Williams J. Bonner, Jr.

Title: Executor

By: /s/ Andrea Duloc

Name: Andrea Duloc

Title: Executor

By: /s/ Constance Kolkka

Name: Constance Kolkka

Title: Executor

By: /s/ Despina McNulty

Name: Despina McNulty

Title: Executor

AMREP Corporation By:/s/ Christopher V. Vitale Name: Christopher V. Vitale Title: President